Exhibit 99.1

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, each of the undersigned agrees that a single joint Schedule 13D and any amendments thereto may be filed on behalf of each of the undersigned with respect to the securities held by each of them in Continental Resources, Inc.. This Joint Filing Agreement shall be included as an Exhibit to such Schedule 13D.

Date: July 27, 2015

By:	/s/ Harold G. Hamm
Harold G. Hamm

HAROLD HAMM FAMILY LLC

By:	/s/ Harold G. Hamm
Name:	Harold G. Hamm
Title:	Manager